Exhibit 10.24

SAMARITAN PHARMACEUTICALS IRELAND INC. LIMITED

PATENT AND TRADEMARK LICENSE AGREEMENT

This Patent License Agreement, hereinafter referred to as the “Agreement”, consists of the following Agreement, a Signature Page, Appendix A (List of Patent(s) or Patent Application(s)and Trademark(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D ((Benchmarks and Performance), Appendix E (Commercial Development Plan), Appendix F (Example Royalty Report), Appendix G (Royalty Payment Options), and Appendix H (Model Use Sublicense).  The Parties to this Agreement are:

1)	Samaritan Pharmaceuticals Ireland Inc. Limited, having offices at the address indicated on the Signature Page, hereinafter referred to as “Samaritan”; and

2)	Taconic Farms, Inc., having offices at the address indicated on the Signature Page, hereinafter referred to as “Taconic.”

Samaritan and Taconic agree as follows:

1.	BACKGROUND

1.1
In the course of conducting biomedical research, Georgetown University and Samaritan Pharmaceuticals Inc.’s investigators invented a Rat Model Simulating Neurologic Disease, which has commercial applicability.

1.2
Samaritan Pharmaceuticals, Inc., having offices at 101 Convention Center Drive, Suite 310, Las Vegas, Nevada 89109, owns intellectual property rights claimed in any United States or foreign patent applications or patents and trademarks corresponding to the assigned inventions.

1.3	Samaritan has the authority to enter into this Agreement for the licensing of rights to this invention.

1.4	Samaritan desires to transfer this invention through a license to facilitate the commercial development of this product.

1.5	Taconic desires to acquire commercialization rights to this invention in order to make and distribute The Samaritan Alzheimer’s Rat Model for public use and benefit.

2.	DEFINITIONS

2.1	“Active Compound” means such pharmaceutically active materials that arise from or out of the Patent Rights.

2.2
“Affiliate” means any person or entity that directly or indirectly through one or more intermediate controls, or is controlled by, or is under common control with any other entity or person.  For this purpose “control” means the ownership or control of 55% or more of the outstanding voting securities of a person or entity, or in the case of a partnership, the power to appoint or elect 55% or more of the members of the board or management or executive committee (or similar governing body) of the partnership, or the power to otherwise direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting stock or similar rights or the holding of offices in such person or entity, by contract or otherwise.

2.3	“Benchmarks” mean the performance milestones that are set forth in Appendix D.

2.4	“Customer” means a person or entity that uses or intends to use, but not to make or distribute Licensed Product.

2.5	“Commercial Development Plan” means the written commercialization plan attached as Appendix E.

2.6
“First Commercial Sale” means the initial transfer by or on behalf of Taconic of Licensed Product or the initial practice of a Licensed Process by or on behalf of Taconic in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.7	“Intellectual Property Rights” shall mean Licensed Patent Rights and Trademarks.

2.8	“Licensed Fields of Use” means the fields of use identified in Appendix B.

2.9	“Licensed Patent Rights” shall mean:

(a)
Patent applications (including provisional patent applications and PCT patent applications) or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from these applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all these patents;

(b)	to the extent that the following contain one or more claims directed to the invention or inventions disclosed in the patents and patent applications listed in 2.9(a):

(i)	continuations-in-part of 2.9(a);

(ii)	all divisions and continuations of these continuations-in-part;

(iii)	all patents issuing from these continuations-in-part, divisions, and continuations;

(iv)	priority patent application(s) of 2.9(a); and

(v)	any reissues, reexaminations, and extensions of all these patents;

(c)
to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.9(a): all counterpart foreign and U.S. patent applications and patents to 2.9(a) and 2.9(b), including those listed in Appendix A; and

(d)	Licensed Patent Rights shall not include 2.9(b) or 2.9(c) to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in 2.9(a).

2.10
“Licensed Processes” means processes, which in the course of being practiced, would be within the scope of one or more claims of the Licensed Patent Rights that have not expired or been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.11
“Licensed Products” means tangible materials, which in the course of manufacture, use, sale, or importation, would be within the scope of one or more claims of the Licensed Patent Rights that have not expired or been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.12	“Licensed Territory” means the geographical area identified in Appendix B.

2.13
“Net Sales” means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of Taconic, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted.  No deductions shall be made for commissions paid to individuals, whether they are with independent sales agencies or regularly employed by Taconic, and on its payroll, or for the cost of collections.  The cost of Taconic’s Long Evans Rats shall not be included in the calculations of Net Sales (if separately invoiced or if invoiced as a separate line item.)

2.14
“Practical Application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under these conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

2.15	“Third Parties” means all persons who are not parties to this agreement.

2.16	“Trademarks” means the trademarks identified in Appendix A.

3.	GRANT OF RIGHTS

3.1
Samaritan grants Taconic, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights in the Licensed Territory to sell the Licensed Products in the Licensed Fields of Use only.

3.2
Samaritan grants Taconic, subject to the terms and conditions of this Agreement, a nonexclusive license under the Licensed Patent Rights in the Licensed Territory to make the Licensed Products and to make and use Licensed Processes in the Licensed Fields of Use only.

3.3
Samaritan retains the right to grant licenses under the Licensed Patent Rights in the Licensed Territory to make and to use, but not to sell the Licensed Products and Licensed Processes in the Licensed Fields of Use.

3.4
Samaritan hereby authorizes Taconic to use the Trademarks of Samaritan in the Licensed Territory on or in relation to Licensed Product for the purpose only of exercising its rights and performing its obligations under this Agreement provided that Taconic shall ensure that each reference to and use of any of the Trademarks is in a manner from time to time approved by Samaritan and where appropriate is accompanied by an acknowledgement, in a form approved by Samaritan that the same is a registered Trademark of Samaritan.

3.5
This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of Samaritan other than the Licensed Patent Rights regardless of whether these patents are dominant or subordinate to the Licensed Patent Rights.  Samaritan covenants that it will not assert against Taconic any patents of Samaritan that would be infringed by Taconic’s exercise of the rights granted to it under this Agreement, including without limitation, the use Licensed Process or the making and sale of the Licensed Product.

4.	SUBLICENSING

4.1
Taconic has the right to sublicense to Affiliates provided that the terms and conditions of any sublicense do not conflict with the terms and conditions of this Agreement in any material respect.  With each sublicense, Samaritan must first receive written notice, signed on behalf of both Taconic and the Affiliate:  (1) stating that the Affiliate intends to exercise such rights, and (2) agreeing that the Affiliate and Taconic shall be jointly and severally liable for all obligations to Samaritan under the sublicense arising from the activities of that Affiliate.  The activities of the Affiliate under the sublicense shall then be deemed to be the activities of Taconic.  The rights of an Affiliate under the sublicense shall terminate if Taconic’s rights under the Agreement terminate.  An Affiliate may not sublicense, assign or otherwise transfer any rights under the sublicense.

4.2	Taconic has the right to sublicense to Customer, the right to use the Licensed Products in the Licensed Fields of Use as set forth in Appendix H.

5.	STATUTORY AND SAMARITAN REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.1
Taconic agrees to provide Samaritan with Long Evans Rats and shall charge the amount of ____ off of Taconic’s list price for each rat.  Taconic agrees to provide Samaritan with Licensed Product for Samaritan research use and shall charge the amount of ___ off Taconic’s list price for the conduct of the Licensed Process on each Licensed Product.  Samaritan shall not resell or transfer any Long Evans Rats or any Licensed Product obtained from Taconic to any entity that is not an Affiliate of Samaritan.

5.2
Taconic agrees that Licensed Product made, used or sold throughout the United States shall be substantially manufactured in the United States, unless a written waiver is obtained in advance from Samaritan.

6.	ROYALTIES AND REIMBURSEMENT

6.1	Taconic agrees to pay Samaritan a noncreditable, nonrefundable license issue royalty as set forth in Appendix C.

6.2
Taconic agrees to pay Samaritan earned royalties on a country-by-country basis in the amount set forth in Appendix C.  Notwithstanding the forgoing, in the event that Samaritan has not been granted a patent in one or more countries on or before December 31, 2014, then upon written request of Taconic,  Samaritan agrees to renegotiate in good faith the royalties to be paid by Taconic.

6.3
A patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing earned royalty payments in any given country on the earliest of the dates that:

(a)	the application has been abandoned and not continued;

(b)	the patent expires or irrevocably lapses; or

(c)	the claim has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

6.4	No multiple royalties shall be payable because any Licensed Product or Licensed Processes are covered by more than one of the Licensed Patent Rights.

6.5
On sales of Licensed Product by Taconic made in other than an arms-length transaction, the value of the Net Sales attributed under this Article 6 to this transaction shall be that which would have been received in an arms-length transaction, based on sales of like quantity and quality products on or about the time of this transaction.

7.	TRADEMARK AND PATENT FILING, PROSECUTION, AND MAINTENANCE

7.1
Samaritan agrees to take responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights. Samaritan shall keep Taconic reasonably informed of the status of any patent application and patent included in the Licensed Patent Rights and shall promptly notify Taconic of the filing of any additional patent applications and of the issuance of any patent within the Licensed Patent Rights.

7.2
In order to maintain the integrity of Samaritan’s Patents and Trademarks, Taconic shall not: 1) make any modification to the Licensed Product or it’s Trademark; 2) alter, obscure, remove or tamper with any trademarks, markings, numbers, labels, indication of the source of origin, or other means of identification used on or in relation to the Licensed Product; 3) use the Trademarks in any way which might prejudice their distinctiveness or validity or the goodwill of Samaritan therein; 4) use in relation to the Licensed Product any trademarks other than the Trademarks without obtaining the written consent of Samaritan; or 5) use or make any application for registration in the Licensed Territory of any trademarks or trade names so resembling any Trademark or trade name of Samaritan as to be likely to cause confusion or deception.

7.3
With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights and incurred by Samaritan prior to the effective date of this Agreement, Taconic shall not owe any amount to Samaritan, either as an additional royalty or as a license issue fee.

7.4
With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights and incurred by Samaritan on or after the effective date of this Agreement, Taconic shall not owe any amount to Samaritan.

8.	RECORD KEEPING

8.1
Taconic agrees to keep accurate and correct records of Licensed Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due Samaritan.  These records shall be retained for at least five (5) years following a given reporting period and shall be, upon reasonable prior written request by Samaritan which request shall be no more frequent than once each calendar year, available during normal business hours for inspection by an independent accountant or other designated independent auditor of Samaritan for the sole purpose of verifying reports and royalty payments hereunder.  The independent accountant or auditor shall only disclose to Samaritan information relating to the accuracy of reports and royalty payments made under this Agreement.  If an inspection shows an underreporting or underpayment in excess of _____ percent (____%) for any twelve (12) month period, then Taconic shall reimburse Samaritan for the cost of the inspection at the time Taconic pays the unreported royalties, including any additional royalties.  All royalty payments required under this Paragraph shall be due within sixty (60) days of the date Samaritan provides Taconic notice of the payment due.

8.2
Taconic agrees to have an audit of sales and royalties conducted by an independent auditor at least every year if annual sales of the Licensed Products or Licensed Processes are over ________ dollars_____.  The audit shall address, at a minimum, the amount of gross sales of Licensed Product or Licensed Process by or on behalf of Taconic during the audit period, terms of the license as to percentage or fixed royalty to be remitted to Samaritan, the amount of royalties owed to Samaritan under this Agreement, and whether the royalties owed have been paid to Samaritan and is reflected in the records of the Taconic.  The audit shall also indicate Samaritan license number and the time period being audited.  A report certified by the auditor shall be submitted promptly by the auditor directly to Samaritan on completion.  Taconic shall pay for the entire cost of the audit.

9.	REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

9.1
Prior to signing this Agreement, Taconic has provided Samaritan with the Commercial Development Plan in Appendix E, under which Taconic intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application.  This Commercial Development Plan is hereby incorporated by reference into this Agreement.  Based on this plan, performance Benchmarks are determined as specified in Appendix D.

9.2
Taconic shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within fifteen (15) days after December 31 of each calendar year.  These progress reports shall include, but not be limited to: production, marketing, importing, exporting and sales during the preceding calendar year, as well as, plans for the present calendar year.  Samaritan also encourages these reports to include information on any of Taconic’s public service activities that relate to the Licensed Patent Rights.  If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Taconic shall explain the reasons for such differences.  In any annual report, Taconic may propose amendments to the Commercial Development Plan, acceptance of which by Samaritan may not be denied unreasonably.  Taconic agrees to provide any additional information reasonably required by Samaritan to evaluate Taconic’s performance under this Agreement.  Taconic may amend the Benchmarks at any time upon written approval by Samaritan.  Samaritan shall not unreasonably withhold approval of any request of Taconic to extend the time periods of this schedule if the request is supported by a reasonable showing by Taconic of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of Practical Application.

9.3	Taconic shall report to Samaritan the dates for achieving Benchmarks specified in Appendix D and the First Commercial Sale in the Licensed Territory within thirty (30) days of such occurrences.

9.4
Taconic shall submit within ten (10) days after each calendar quarter ending March 31, June 30, September 30 and December 31 to Samaritan, for the purpose of reporting financial numbers into Samaritan’s Securities and Exchange filings, an internal report, setting forth for the preceding quarter period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of Taconic in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due.  Within sixty (60) days of each calendar quarter ending, Taconic shall submit a royalty report, as described in the example in Appendix F and a payment of earned royalties due.  If no earned royalties are due to Samaritan for any reporting period, the written report shall so state.  The royalty report shall be certified as correct by an authorized officer of Taconic and shall include a detailed listing of all deductions made under Paragraph 2.10 to determine Net Sales made under Article 6 to determine royalties due.

9.5
Royalties due under Article 6 shall be paid in U.S. dollars and payment options are listed in Appendix G.  For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due, and any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Taconic.  The royalty report required by Paragraph 9.4 shall be mailed to Samaritan at its address for Agreement Notices indicated on the Signature Page.

9.6
Taconic shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay this tax and be responsible for all filings with appropriate agencies of foreign governments.

9.7
A penalty may be assessed by Samaritan on any payment that is more than thirty (30) days overdue at the rate of ____ percent (___) per month on the amount overdue.  This interest rate may be applied retroactively from the original due date until the date of receipt by Samaritan of the overdue payment and the penalty payment.  The payment of any penalty shall not prevent Samaritan from exercising any other rights it may have as a consequence of the lateness of any payment.

10.	PERFORMANCE

10.1
Taconic shall use its reasonable commercial efforts to bring the Licensed Products and Licensed Processes to Practical Application.  “Reasonable commercial efforts” for the purposes of this provision shall include adherence to the Commercial Development Plan in Appendix E and performance of the Benchmarks in Appendix D.

10.2
Upon the First Commercial Sale, until the expiration or termination of this Agreement, Taconic shall use its reasonable commercial efforts to make Licensed Products reasonably available to the United States public.

10.3
Taconic agrees, within 60 days, and as part of its marketing and product promotion, to develop educational materials (e.g., brochures, website, etc.) directed to researchers detailing the Licensed Product and uses of the Licensed Products.

10.4
Taconic agrees to supply, to the Mailing Address for Agreement Notices indicated on the Signature Page, with one copy of Taconic’s packaging, artwork, and promotional material in electronic and hardcopy format for educational and display purposes on Samaritan website and Samaritan’s other promotional materials.

11.	INFRINGEMENT AND PATENT ENFORCEMENT

11.1
Samaritan and Taconic agree to notify each other promptly of each infringement or possible infringement of the Intellectual Property Rights, as well as, any facts which may affect the validity, scope, or enforceability of the Intellectual Property Rights of which either Party becomes aware.

11.2
Samaritan has the first right to defend Intellectual Property Rights against any infringers which Samaritan, in its sole discretion, decides is reasonable and necessary for it to undertake.  Samaritan shall bring or defend or may settle any such actions; provided, however, that Taconic shall be entitled in each instance to participate through counsel of its own selection and its own expense.  Samaritan shall have no right to join Taconic in any such actions.  Subject to approval by Taconic’s counsel, Taconic shall execute legal documents necessary for the prosecution of any infringement suit brought by Samaritan.  Any and all costs and expenses including legal fees incurred by Samaritan in connection with Samaritan bringing any action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement shall be paid by Samaritan.  In the event that Samaritan receives any settlement or recovers any compensation from any person or entity for infringement or alleged infringement of the Intellectual Property Rights, after Samaritan recovers any and all costs and expenses including legal fees incurred by Samaritan in connection therewith, Samaritan shall be entitled to retain _____ percent (____) of aggregate amount of any recovery or settlement.

11.3
If within ninety (90) days of such notice from Taconic, Samaritan fails to reasonably act to defend such Intellectual Property Rights against any infringers, Taconic shall have the right to defend the Intellectual Property Rights against any infringers at Taconic’s own cost.  In the event that Taconic receives any settlement or recovers any compensation from any person or entity for infringement or alleged infringement of the Intellectual Property Rights, Taconic shall be entitled to retain the amount of any such recovery or settlement minus payment of royalties due to Samaritan.

11.4
In the event that a declaratory judgment action alleging invalidity of any of the Intellectual Property Rights shall be brought against Samaritan, Samaritan agrees to notify Taconic that an action alleging invalidity has been brought.  Samaritan does not represent that it shall commence legal action to defend against a declaratory action alleging invalidity.  Taconic shall take no action to compel Samaritan either to initiate or to join in any declaratory judgment action.  Should Samaritan be made a party to any suit by motion or any other action of Taconic, Taconic shall reimburse Samaritan for any costs, expenses, or fees, which Samaritan incurs as a result of the motion or other action.  Upon Taconic's payment of all costs incurred by Samaritan as a result of Taconic's joinder motion or other action, these actions by Taconic shall not be considered a default in the performance of any material obligation under this Agreement.

12.	WARRANTIES AND INDEMNIFICATION

12.1
Samaritan represents and warrants that (i) it has the full right, power and authority to enter into this Agreement and to grant the licenses granted to Taconic pursuant to this Agreement, (ii) that the Licensed Patent Rights have been properly filed naming all true inventors, and (iii) as of the Effective Date there are no pending or threatened lawsuits which include a claim that the Licensed Product or Licensed Process infringe a third party’s intellectual property rights.

12.2
Samaritan does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

12.3
Samaritan makes no warranties, expressed or implied, of merchantability or fitness for a particular purpose of any subject matter defined by the claims of the Licensed Patent Rights or tangible materials related thereto.

12.4	Samaritan does not represent that it shall commence legal actions against third parties infringing the Licensed Patent Rights.

12.5
Taconic shall indemnify and hold Samaritan, Samaritan Pharmaceuticals, Inc. and Georgetown University, its employees, students, fellows, agents, and consultants (the “Samaritan Indemnities”) harmless from and against all liability, demands, damages, expenses, and losses of third parties, including but not limited to death, personal injury, illness, or property damage, imposed upon the Samaritan Indemnities arising out of or in connection with any third party claim regarding:

(a)	the use by or on behalf of Taconic, its directors, employees, or third parties of any Licensed Patent Rights; or

(b)
the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by Taconic, or other products or processes developed in connection with or arising out of the Licensed Patent Rights.

(c)
Provided, however that Taconic’s indemnification obligations under (a) and (b) shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Samaritan Indemnities or to any claims that the Licensed Product or Licensed Process infringe the intellectual property rights of a third party.

12.6
Samaritan shall indemnify and hold harmless Taconic, its Affiliates, directors, employees, agents and consultants against all liability, demands, damages, expenses and losses arising out of any breach by Samaritan of the representations and warranties set forth in Section 12.1 of this Agreement.

12.7	Taconic agrees to maintain a liability insurance program consistent with sound business practice.

13.	TERM, TERMINATION, AND MODIFICATION OF RIGHTS

13.1
This Agreement is effective when signed by all parties, is subject to termination in accordance with all other relevant provisions hereof, shall continue in force for an initial period of _____ (____) years, and thereafter the agreement will automatically extend for consequent periods of ____ (____) years unless terminated by one of the parties with _____ (____) months written notice of termination.

13.2
In the event that Taconic is in default in the performance of any material obligations under this Agreement, and if the default has not been remedied within thirty (30) days after the date of notice in writing of the default, Samaritan may terminate this Agreement by written notice.

13.3
In the event that Taconic becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party’s intention to file an involuntary petition in bankruptcy, Taconic shall immediately notify Samaritan in writing.  Furthermore, Samaritan shall have the right to terminate this Agreement immediately upon Taconic’s receipt of written notice.

13.4
Taconic shall have a unilateral right to terminate this Agreement in any country or territory by giving Samaritan ninety (90) days written notice to that effect, provided Taconic has paid all royalties owed to Samaritan.

13.5
Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Taconic.  Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to Samaritan shall become immediately due and payable upon termination or expiration.  Unless otherwise specifically provided for under this Agreement, upon termination or expiration of this Agreement, Taconic shall return all Licensed Products or other materials included within the Licensed Patent Rights to Samaritan or provide Samaritan with written certification of the destruction thereof.

13.6
Samaritan shall have the right to terminate this agreement after 60 days notice to Taconic after the second anniversary of the Effective Date in any year that Taconic does not reach minimum annual revenues of USD ________.

14.	GENERAL PROVISIONS

14.1
Neither party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of Samaritan to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by Samaritan or excuse a similar subsequent failure to perform any of these terms or conditions by Taconic.

14.2
This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, Licensed Products and Licensed Processes, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

14.3
The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, this determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.4
If either party desires a modification to this Agreement, the parties shall, upon reasonable notice of the proposed modification by the party desiring the change, confer in good faith to determine the desirability of the modification.  No modification shall be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.5
This agreement shall be governed by and be construed in accordance with the laws of the Republic of Ireland.  The Courts within the City of Dublin shall have exclusive jurisdiction over any dispute arising out from or in connection with this Agreement.

14.6
The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the country of Ireland (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.  Each party hereto agrees to submit to the personal jurisdiction and venue of the state and/or federal courts located in Dublin, Ireland for resolution of all disputes arising out of, in connection with, or by reason of the interpretation, construction, and enforcement of this agreement, and hereby waives the claim or defense therein that such courts constitute an inconvenient forum.  As a material inducement for this agreement, each party specifically waives the right to trial by jury of any issues so triable.  If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the prevailing party may be awarded reasonable attorneys fees, expenses, and costs.

14.7
All Agreement notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other party at the address designated on the Signature Page, or to any other address as may be designated in writing by such other party.  Agreement notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier.  Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service.  Private metered postmarks shall not be acceptable as proof of timely mailing.

14.8	This Agreement shall not be assigned by Taconic except:

(a)	with the prior written consent of Samaritan, this consent shall not to be withheld unreasonably; or

(b)	as part of a sale or transfer of substantially the entire business of Taconic relating to operations which concern this Agreement; and

(c)
Taconic shall notify Samaritan within ten (10) days of any assignment of this Agreement by Taconic, and Taconic shall pay Samaritan, as an additional royalty, three (3) percent of the fair market value of any consideration received for any assignment of this Agreement within thirty (30) days of the assignment.

14.9	Taconic acknowledges that it is subject to and agrees to abide by local laws and regulations.

14.10
Taconic agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status.  All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in a manner to preserve Samaritan Licensed Patent Rights in those countries.

14.11
TACONIC WILL NOT BE LIABLE TO SAMARITAN FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF TACONIC’S RIGHTS HEREUNDER, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

14.12
By entering into this Agreement, Samaritan does not directly or indirectly endorse any product or service provided, or to be provided, by Taconic whether directly or indirectly related to this Agreement.  Taconic shall not state or imply that this Agreement is an endorsement by Georgetown University, Samaritan Pharmaceuticals, Inc., or Samaritan.  Additionally, except for the use of the Trademarks, Taconic shall not use the names of Samaritan, Samaritan Pharmaceuticals, Inc. or Georgetown University or their employees in any advertising, promotional, or sales literature without the prior written approval of Samaritan.  Samaritan shall not use the names of Taconic or its Affiliates or their employees in any advertising, promotional, or sales literature without the prior written approval of Taconic.

14.13
The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13.  Taconic agrees first to appeal any unsettled claims or controversies to the designated Samaritan official, or designee, whose decision shall be considered the final agency decision.  Thereafter, Taconic may exercise any administrative or judicial remedies that may be available within.

14.14
Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.15	The provisions of this Agreement shall survive the Agreement’s termination for so long as may be necessary to give efficacy thereto.

14.16
The terms and conditions of this Agreement shall, at Samaritan’s sole option, be considered by Samaritan to be withdrawn from Taconic’s consideration and the terms and conditions of this Agreement, and the Agreement itself to be null and void, unless this Agreement is executed by the Taconic and a fully executed original is received by Samaritan within sixty (60) days from the date of Samaritan signature found at the Signature Page.

15.	FURTHER RESEARCH

15.1
TRINITY COLLEGE DUBLIN.  Either party may propose that Taconic fund additional research at Trinity College Dublin related to Licensed Product or to Licensed Know-How, entitled “Induction of an Alzheimer’s-Like Phenotype in Rats” and under the general direction of Dr. Marina Lynch, as principal investigator, under terms to be mutually agreed.  Neither party shall have any obligation to enter into such an agreement if mutually acceptable terms cannot be found. While the terms of any such agreement would be negotiated by the parties, it is the parties’ expectation that the agreement would be generally along the lines of Trinity College Dublin’s standard sponsored research agreement template, a copy of which has been provided to Taconic. In particular, rights under any patents or patent applications resulting from such research would be owned by Samaritan and governed by the terms of the research agreement, and would not necessarily be governed by the provisions of the present Agreement. It is the parties’ expectation that such a research agreement may provide, however, that any unpatented Know-How resulting from the research would be governed by the provisions of the present Agreement concerning Licensed Know-How. Before Samaritan may seek funding from a private, non-governmental entity other than Taconic to conduct research related to Licensed Products or Licensed Know-How, research for which Dr. Lynch would be principal investigator or co-principal investigator, Samaritan shall first present a formal or informal proposal to Taconic, inquiring whether Taconic might have an interest in funding the research. If Taconic expresses an interest within thirty days, then for an additional thirty days Taconic and Samaritan shall discuss whether mutually agreeable terms can be found for an agreement under which Taconic would support the research, as otherwise discussed above. Neither party shall have any obligation to enter into such an agreement if mutually acceptable terms cannot be found. Following the initial thirty-day period, or following the additional thirty-day period if applicable, Samaritan shall be free to discuss the proposed sponsored research project with other private sponsors, and to enter into an agreement concerning the sponsored research project with another private sponsor, upon such terms as Samaritan and the other party may find mutually agreeable, terms that may or may not be the same as those that had been discussed by Samaritan and Taconic. Taconic’s right of first review, as provided above, does not apply where funding is sought from a state or federal agency, only where funding is sought from a private, non-governmental entity. Except as expressly provided in this Paragraph, nothing in this Agreement shall be construed to limit the freedom of Samaritan from engaging in research in the same field that is covered by this Agreement.

15.2
_______ COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT “_______”.  Either party may propose that Taconic fund additional research through an ________ related to Licensed Product or to Licensed Know-How, under the general direction of _________, as principal investigator under terms to be mutually agreed.  Neither party shall have any obligation to enter into such an agreement if mutually acceptable terms cannot be found. While the terms of any such agreement would be negotiated by the parties, it is the parties’ expectation that the agreement would be generally along the lines of the ______’s standard sponsored research agreement template, a copy of which has been provided to Taconic. In particular, rights under any patents or patent applications resulting from such research would be owned by Samaritan and governed by the terms of the research agreement, and would not necessarily be governed by the provisions of the present Agreement. It is the parties’ expectation that such a research agreement may provide, however, that any unpatented Know-How resulting from the research would be governed by the provisions of the present Agreement concerning Licensed Know-How. Before Samaritan may seek funding from a governmental entity to conduct research related to Licensed Products or Licensed Know-How, research for which _____________ would be principal investigator or co-principal investigator, Samaritan shall first present a formal or informal proposal to Taconic, inquiring whether Taconic might have an interest in funding the research. If Taconic expresses an interest within thirty days, then for an additional thirty days Taconic and Samaritan shall discuss whether mutually agreeable terms can be found for an agreement under which Taconic would support the research, as otherwise discussed above. Neither party shall have any obligation to enter into such an agreement if mutually acceptable terms cannot be found. Following the initial thirty-day period, or following the additional thirty-day period if applicable, Samaritan shall be free to discuss the proposed sponsored research project with other private sponsors, and to enter into an agreement concerning the sponsored research project with another private sponsor, upon such terms as Samaritan and the other party may find mutually agreeable, terms that may or may not be the same as those that had been discussed by Samaritan and Taconic.  Except as expressly provided in this Paragraph, nothing in this Agreement shall be construed to limit the freedom of Samaritan from engaging in research in the same field that is covered by this Agreement.

SIGNATURES BEGIN ON NEXT PAGE

SAMARITAN PATENT LICENSE AGREEMENT

SIGNATURE PAGE

For Samaritan Pharmaceuticals Ireland Inc. Limited:

___________________________________________	___________________
Dr. Janet Greeson	Date
Chief Executive Officer
Mailing Address for Agreement notices:

Samaritan Pharmaceuticals Ireland Inc. Limited
C/O Samaritan Pharmaceuticals, Inc.
101 Convention Center Drive, Suite 310
Las Vegas, Nevada 89109

For Taconic Farms, Inc.:

___________________________________________	___________________
Printed Name	Date
Title

Official and Mailing Address for Agreement notices:
Taconic Farms, Inc.
1 Hudson City Centre
Hudson, NY 12534

APPENDIX A – PATENT(S) OR PATENT APPLICATION(S) AND TRADEMARK(S)

Trademark (s)

a)	Samaritan Alzheimer’s Rat Model

b)	Samaritan FAB Rat Model

Patent(s) or Patent Application(s):

Title	Country	Application Serial Number	Patent Grant Number	Priority Date	Filing Date
Animal Model Simulating Neurologic Disease	Australia	2004220522	Pending	March 12, 2003	March 11, 2004
Animal Model Simulating Neurologic Disease	Canada	2,518,407	Pending	March 12, 2003	March 11, 2004
Animal Model Simulating Neurologic Disease	China	200480006554.7	Pending	March 12, 2003	March 11, 2004
Animal Model Simulating Neurologic Disease	European Patent Office	04719774.4	Pending	March 12, 2003	March 11, 2004
Animal Model Simulating Neurologic Disease	Japan	2006507086	Pending	March 12, 2003	March 11, 2004
Animal Model Simulating Neurologic Disease	United States of America	10/798,081	Pending	March 12, 2003	March 11, 2004
Animal Model Simulating Neurologic Disease	PCT	PCT/US2004/007457	N/A	March 12, 2003	March 11, 2004

APPENDIX B – LICENSED FIELDS OF USE AND TERRITORY

I.	Licensed Fields of Use:

(a)	Long Evans Rats with the Active Compound in the indication of Alzheimer’s

II.	Licensed Territory:

(a)	United States

(b)	Canada

(c)	Europe

(d)	Australia

(e)	China

(f)	Japan

APPENDIX C – ROYALTIES

APPENDIX D – BENCHMARKS AND PERFORMANCE

APPENDIX  E – COMMERCIAL DEVELOPMENT PLAN

APPENDIX F – EXAMPLE ROYALTY REPORT

APPENDIX G – ROYALTY PAYMENTS

APPENDIX H – MODEL USE AGREEMENT FOR CUSTOMERS

The following statement will be prominently noted in Taconic’s webpage for the Samaritan Alzheimer’s Rat Model and any printed marketing material such as sales catalogs.  Additionally a copy will be sent with any order confirmation for the Samaritan Alzheimer’s Rat Model .

The Samaritan Alzheimer’s Rat Model (Taconic model # ) is produced and distributed under rights to patents and intellectual property licensed from Samaritan Pharmaceuticals Ireland Limited.  Purchasers agree and acknowledge the following terms of use:

•	Title to the Rat Model and biological materials derived from them remains with TACONIC FARMS, INC.
•	The Rat Model will be used only for research purposes at Purchasers’ location.
•	The Rat Model will not be produced or manufactured for internal use or general sale.
•	The Rat Model and biological materials derived from them will not be distributed to third parties or used for commercial purposes.
•
Any publication, presentation, or public release of the results of the research using the Rat Models will duly acknowledge Taconic Farms, Inc. and Samaritan Pharmaceuticals, Inc. as the source of the Rat Model, referencing the Rat Model with the Taconic nomenclature and reference number and Recipient shall maintain the name designation, “The Samaritan Alzheimer’s Rat Model,” in all publications, presentations, or public release of the library name, and any clone derived therefrom.